Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Stacey Wempen, Financial Media, (612) 761-6785
Target Media Hotline, (612) 696-3400

Target Reports First Quarter 2013 Earnings

Adjusted EPS of $1.05 and GAAP EPS of $0.77

•                  First quarter earnings were below expectations as a result of soft sales in seasonal and weather-related categories

•                  The Company opened its first 24 Canadian stores in the first quarter as part of its plan to open 124 stores in Canada by the end of the year

•                  In the first quarter, Target returned $779 million to shareholders through dividends and share repurchase

MINNEAPOLIS (May 22, 2013) — Target Corporation (NYSE: TGT) today reported first quarter net earnings of $498 million, or $0.77 per share, which includes:

•                  Losses related to the early retirement of debt of (41) cents per share;

•                  EPS dilution related to the Canadian Segment of (24) cents, and;

•                  Net accounting gains of 36 cents associated with the sale of Target’s entire consumer credit card receivables portfolio to TD Bank Group.

Adjusted earnings per share, a measure the Company believes is useful in providing period-to-period comparisons of the results of its U.S. operations, were $1.05 in first quarter 2013, down 5.0 percent from $1.11 in 2012. A reconciliation of non-GAAP financial measures to GAAP measures is provided in the tables attached to this press release. All earnings per share figures refer to diluted earnings per share.

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“Target’s first quarter earnings were below expectations as a result of softer-than-expected sales, particularly in apparel and other seasonal and weather-sensitive categories,” said Gregg Steinhafel, chairman, president, and chief executive officer of Target Corporation. “While we are disappointed in our first quarter performance, we remain confident in our strategy, and we continue to invest in initiatives, including Canada, our digital channels and CityTarget, that will drive Target’s long-term growth.”

Fiscal 2013 Earnings Guidance

In second quarter 2013, the Company expects adjusted EPS of $1.09 to $1.19 and GAAP EPS of $0.90 to $1.00. The difference between the adjusted and GAAP EPS ranges reflects expected dilution of approximately (16) cents related to Canadian operations, and (3) cents related to the expected reduction in the beneficial interest asset recorded on the sale of our credit card portfolio.

For full-year 2013, the Company now expects adjusted EPS of $4.70 to $4.90, compared with prior guidance of $4.85 to $5.05. GAAP EPS is expected to be $4.12 to $4.32, approximately 58 cents lower than adjusted EPS due to:

•                  Losses related to the early retirement of debt of (42) cents per share;

•                  Expected EPS dilution related to the Canadian Segment of approximately (45) cents, and;

•                  Net accounting gains of approximately 29 cents associated with the sale of Target’s entire consumer credit card receivables portfolio to TD Bank Group.

U.S. Segment Results

In first quarter 2013, sales increased 0.5 percent to $16.6 billion from $16.5 billion last year, reflecting a 0.6 percent decline in comparable-store sales combined with the contribution from new stores. Segment earnings before interest expense and income taxes (EBIT) were $1,239 million in the first quarter of 2013, a decrease of 7.5 percent from $1,340 million in 2012.

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As a reminder, following the sale of the U.S. credit card portfolio in March 2013, Target’s historical U.S. Retail Segment and U.S. Credit Card Segment results were combined to form a new U.S. Segment. Selling, General and Administrative (SG&A) expenses in the new U.S. Segment include income from the profit-sharing arrangement with TD Bank Group, net of servicing expenses. In prior periods, credit card revenues, net of credit card expenses, from the historical U.S. Credit Card Segment have been classified within U.S. Segment SG&A expenses.(1)

In addition, beginning with fiscal 2013, Target made changes to certain vendor agreements regarding payments received in support of marketing programs. As a result, these payments are being recorded as a reduction to U.S. Segment cost of sales rather than a reduction to SG&A expenses, creating equivalent year-over-year increases in both gross margin and SG&A expense rates. This change has no effect on U.S. Segment EBITDA and EBIT margin rates.

First quarter EBITDA margin rate was 10.4 percent, compared with 11.2 percent in the revised U.S. Segment and 10.3 percent in the historical U.S. Retail Segment in first quarter 2012. First quarter EBIT margin rate was 7.5 percent, compared with 8.1 percent in the revised U.S. Segment and 7.3 percent in the historical U.S. Retail Segment in first quarter 2012.

First quarter gross margin rate increased to 30.7 percent in 2013 from 30.2 percent in 2012, reflecting category rate improvements combined with a 0.2 percentage-point benefit from changes to the Company’s vendor agreements, partially offset by the impact of the Company’s integrated growth strategies. First quarter SG&A expense rate was 20.3 percent in 2013, compared with 2012 rates of 19.0 percent in the revised U.S. Segment and 19.9 percent in the historical U.S. Retail Segment. Compared with the U.S. Segment in first quarter 2012, the SG&A expense rate increase was primarily driven by a smaller benefit from credit card income (including the impact of profit-sharing with TD Bank) and an increase in technology investments. In addition, the change in Target’s vendor agreements increased first quarter 2013 SG&A rate by approximately 0.2 percentage points, offsetting the equivalent benefit to the gross margin rate.

(1)Quarterly and full-year historical information for the three most recently completed years reflecting the impact of the reclassification, and the results for our two segments, U.S. and Canadian, are attached as Exhibit (99) to our current report on Form 8-K filed April 16, 2013.

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Canadian Segment Results

Target opened its first 24 Canadian stores in March 2013, which generated sales of $86 million in the first quarter with a gross margin rate of 38.4 percent. EBIT for the first quarter was $(205) million, as gross margin of $33 million was offset by $238 million in start-up expenses, operating expenses, depreciation and amortization related to the Company’s market entry. Canadian operations reduced Target’s GAAP earnings per share by 24 cents in first quarter 2013(2).

(2)This amount includes interest expense and tax expense that are not included in the segment measure of profit.  A reconciliation of non-GAAP measures is included in the tables attached to this release.

Interest Expense and Taxes

Net interest expense increased to $629 million in first quarter 2013, compared with $184 million in first quarter 2012, due to a $445 million charge related to the early retirement of debt.

The Company’s effective income tax rate was 36.0 percent in the first quarter, compared with 36.7 percent in first quarter 2012.

Capital Returned to Shareholders

In first quarter 2013, the Company repurchased approximately 8.5 million shares of its common stock at an average price of $64.04 for a total investment of $547 million. The Company also paid dividends of $232 million during the quarter.

Accounting Considerations

Following the close of the sale of its entire U.S. consumer credit card receivables portfolio to TD Bank Group, Target recognized net pre-tax accounting gains of approximately $391 million. The gains reflect $166 million related to cash received in excess of the book value of the receivables, net of transaction costs, and $225 million related to the beneficial interest asset. The beneficial interest asset effectively represents a receivable for the present value of future profit-sharing Target expects to receive on the receivables sold. The Company estimates the asset will be reduced over a four-year period, with larger reductions in the early years. During the first quarter, the beneficial interest asset was reduced by $17 million. Inclusive of all of these impacts, the net impact of the transaction benefitted first quarter GAAP EPS by 36 cents.

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Miscellaneous

Target Corporation will webcast its first quarter earnings conference call at 9:30 a.m. CDT today.  Investors and the media are invited to listen to the call through the Company’s website at www.target.com/investors (click on “events & presentations”). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CDT today through the end of business on May 24, 2013. The replay number is (855) 859-2056 (passcode: 78414341).

Statements in this release regarding second quarter and full year 2013 earnings guidance, including the expected impact related to the credit card receivables transaction on earnings performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 2, 2013.

In addition to the GAAP results provided in this release, the Company provides adjusted diluted earnings per share for the three months ended May 4, 2013 and April 28, 2012, respectively. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Management believes adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s U.S. operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate adjusted EPS differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.

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About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,832 stores — 1,784 in the United States and 48 in Canada — and at Target.com. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/corporateresponsibility.

For more information, visit Target.com/Pressroom.

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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
	May 4,	April 28,
(millions, except per share data) (unaudited)	2013	2012	Change
Sales	$16,706	$16,537	1.0%
Credit card revenues	—	330	(100.0)
Total revenues	16,706	16,867	(1.0)
Cost of sales	11,563	11,541	0.2
Selling, general and administrative expenses	3,590	3,392	5.8
Credit card expenses	—	120	(100.0)
Depreciation and amortization	536	529	1.4
Gain on receivables transaction	(391)	—	n/a
Earnings before interest expense and income taxes	1,408	1,285	9.6
Net interest expense	629	184	243.1
Earnings before income taxes	779	1,101	(29.3)
Provision for income taxes	281	404	(30.6)
Net earnings	$498	$697	(28.5)%
Basic earnings per share	$0.78	$1.05	(25.8)%
Diluted earnings per share	$0.77	$1.04	(26.0)%
Weighted average common shares outstanding
Basic	642.1	666.3	(3.6)%
Dilutive impact of share-based awards(a)	7.4	6.1
Diluted	649.5	672.4	(3.4)%

(a)Excludes 4.4 million and 11.5 million share-based awards for the three months ended May 4, 2013 and April 28, 2012, respectively, because their effects were antidilutive.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

	May 4,	February 2,	April 28,
(millions)	2013	2013	2012
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents, including short-term investments of $1,112, $130 and $18	$1,819	$784	$675
Inventory	8,099	7,903	7,670
Other current assets	1,939	1,860	1,698
Credit card receivables, held for sale	—	5,841	—
Credit card receivables, net of allowance of $0, $0 and $395	—	—	5,548
Total current assets	11,857	16,388	15,591
Property and equipment
Land	6,213	6,206	6,136
Buildings and improvements	28,949	28,653	27,037
Fixtures and equipment	5,199	5,362	4,979
Computer hardware and software	2,382	2,567	2,275
Construction-in-progress	1,348	1,176	1,232
Accumulated depreciation	(13,017)	(13,311)	(12,151)
Property and equipment, net	31,074	30,653	29,508
Other noncurrent assets	1,303	1,122	1,076
Total assets	$44,234	$48,163	$46,175
Liabilities and shareholders’ investment
Accounts payable	$6,721	$7,056	$6,292
Accrued and other current liabilities	3,915	3,981	3,671
Current portion of long-term debt and other borrowings	523	2,994	2,483
Total current liabilities	11,159	14,031	12,446
Long-term debt and other borrowings	13,691	14,654	14,967
Deferred income taxes	1,295	1,311	1,209
Other noncurrent liabilities	1,569	1,609	1,690
Total noncurrent liabilities	16,555	17,574	17,866
Shareholders’ investment
Common stock	53	54	55
Additional paid-in capital	4,159	3,925	3,595
Retained earnings	12,873	13,155	12,854
Accumulated other comprehensive loss
Pension and other benefit liabilities	(492)	(532)	(610)
Currency translation adjustment and cash flow hedges	(73)	(44)	(31)
Total shareholders’ investment	16,520	16,558	15,863
Total liabilities and shareholders’ investment	$44,234	$48,163	$46,175

Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 641,253,199, 645,294,423 and 661,096,903 shares issued and outstanding at May 4, 2013, February 2, 2013 and April 28, 2012, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at May 4, 2013, February 2, 2013 or April 28, 2012.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
	May 4,	April 28,
(millions)(unaudited)	2013	2012
Operating activities
Net earnings	$498	$697
Reconciliation to cash flow
Depreciation and amortization	536	529
Share-based compensation expense	29	25
Deferred income taxes	(66)	7
Bad debt expense(a)	41	52
Gain on receivables transaction	(391)	—
Loss on debt extinguishment	445	—
Noncash (gains)/losses and other, net	8	2
Changes in operating accounts:
Accounts receivable originated at Target	157	142
Proceeds on sale of accounts receivable originated at Target	2,717	—
Inventory	(175)	248
Other current assets	(64)	88
Other noncurrent assets	20	(3)
Accounts payable	(375)	(566)
Accrued and other current liabilities	(146)	28
Other noncurrent liabilities	(4)	58
Cash flow provided by operations	3,230	1,307
Investing activities
Expenditures for property and equipment	(901)	(829)
Proceeds from disposal of property and equipment	19	1
Change in accounts receivable originated at third parties	121	185
Proceeds from sale of accounts receivable originated at third parties	3,020	—
Cash paid for acquisitions, net of cash assumed	(58)	—
Other investments	52	(16)
Cash flow provided by/(required for) investing activities	2,253	(659)
Financing activities
Change in commercial paper, net	(970)	450
Additions to long-term debt	—	500
Reductions of long-term debt	(2,916)	(1,005)
Dividends paid	(232)	(201)
Repurchase of stock	(540)	(592)
Stock option exercises and related tax benefit	209	82
Other	—	(2)
Cash flow required for financing activities	(4,449)	(768)
Effect of exchange rate changes on cash and cash equivalents	1	1
Net increase/(decrease) in cash and cash equivalents	1,035	(119)
Cash and cash equivalents at beginning of period	784	794
Cash and cash equivalents at end of period	$1,819	$675

(a)Includes net write-offs of credit card receivables prior to the sale of receivables on March 13, 2013, and bad debt expense on credit card receivables during the three months ended April 28, 2012.

Subject to reclassification

TARGET CORPORATION

U.S. Segment

	Three Months Ended
U.S. Segment Results	May 4,	April 28,
(millions) (unaudited)	2013	2012	Change
Sales	$16,620	$16,537	0.5%
Cost of sales	11,509	11,541	(0.3)
Gross margin	5,111	4,996	2.3
SG&A expenses(a)	3,381	3,148	7.4
EBITDA	1,730	1,848	(6.4)
Depreciation and amortization	491	508	(3.3)
EBIT	$1,239	$1,340	(7.5)%

Note: Prior period results have been revised to reflect the combination of our historical U.S. Retail Segment and U.S. Credit Card Segment into one U.S. Segment.

(a) SG&A includes credit card revenues and expenses for both periods presented prior to the close of the transaction. For the three months ended May 4, 2013, SG&A also includes $105 million of profit sharing income from the arrangement with TD Bank.

EBITDA is earnings before interest expense, income taxes, depreciation and amortization.

EBIT is earnings before interest expense and income taxes.

Prior period results have been revised to reflect the combination of our historical U.S. Retail Segment and U.S. Credit Card Segment into one U.S. Segment.

		Three Months Ended April 28, 2012				2013 U.S. Segment Change vs. 2012
			Impact of
	Three		Historical U.S.		Historical			Historical
U.S. Segment Rate Analysis Reconciliation	Months Ended	U.S. Segment,	Credit Card		U.S. Retail	U.S. Segment,		U.S. Retail
(unaudited)	May 4, 2013	as revised	Segment(a)		Segment	as revised(b)		Segment(c)
Gross margin rate	30.7%	30.2%	—	pp	30.2%	0.5	pp	0.5	pp
SG&A expense rate	20.3	19.0	(0.9)		19.9	1.3		0.4
EBITDA margin rate	10.4	11.2	0.9		10.3	(0.8)		0.1
Depreciation and amortization expense rate	3.0	3.1	0.1		3.0	(0.1)		—
EBIT margin rate	7.5	8.1	0.8		7.3	(0.6)		0.2

Rate analysis metrics are computed by dividing the applicable amount by sales.

(a)Represents the impact of combining the historical U.S. Credit Card Segment and the U.S. Retail Segment into one U.S. Segment for the three months ended April 28, 2012. U.S. Segment results, as revised, for prior periods reflect lower SG&A rates and increased EBIT and EBITDA margin rates resulting from the inclusion of credit card profits, net of expenses, within SG&A, as compared to historical U.S. Retail Segment results for the same period.

(b)Represents the difference between the U.S. Segment rates for the three months ended May 4, 2013 and the U.S. Segment rates, as revised, for the three months ended April 28, 2012.

(c)Represents the difference between the U.S. Segment rates for the three months ended May 4, 2013 and the historical U.S. Retail Segment rates for the three months ended April 28, 2012.

	Three Months Ended
Comparable-Store Sales	May 4,	April 28,
(unaudited)	2013	2012
Comparable-store sales change	(0.6)%	5.3%
Drivers of change in comparable-store sales:
Number of transactions	(1.9)	2.0
Average transaction amount	1.3	3.2
Selling price per unit	(0.6)	2.6
Units per transaction	1.8	0.6

The comparable-store sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior-year periods of equivalent length.

	Three Months Ended
REDcard Penetration	May 4,	April 28,
(unaudited)	2013	2012
Target Credit Cards	8.5%	7.1%
Target Debit Cards	8.6	4.5
Total REDcard Penetration	17.1%	11.6%

Represents the percentage of Target sales that are paid for using REDcards.

	Number of Stores			Retail Square Feet(a)
Number of Stores and Retail Square Feet	May 4,	February 2,	April 28,	May 4,	February 2,	April 28,
(unaudited)	2013	2013	2012	2013	2013	2012
General merchandise stores	359	391	521	42,435	46,584	62,464
Expanded food assortment stores	1,168	1,131	992	151,119	146,249	128,885
SuperTarget stores	251	251	251	44,500	44,500	44,503
CityTarget stores	6	5	—	614	514	—
Total	1,784	1,778	1,764	238,668	237,847	235,852

(a) In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Canadian Segment

	Three Months Ended
Canadian Segment Results	May 4,	April 28,
(millions) (unaudited)	2013	2012	Change
Sales	$86	$—	n/a	%
Cost of sales	53	—	n/a
Gross margin	33	—	n/a
SG&A expenses(a)	193	34	461.3
EBITDA	(160)	(34)	365.2
Depreciation and amortization(b)	45	21	113.4
EBIT	$(205)	$(55)	269.1%

(a)SG&A expenses include start-up and operating expenses.

(b)Depreciation and amortization results from depreciation of capital lease assets and leasehold interests. For the three months ended May 4, 2013 and April 28, 2012, the lease payment obligation also gave rise to $19 million and $20 million of interest expense, respectively.

Canadian Segment Rate Analysis Reconciliation (unaudited)	Three Months Ended May 4, 2013
Gross margin rate	38.4%
SG&A expense rate	223.9
EBITDA margin rate	(185.6)
Depreciation and amortization expense rate	52.6
EBIT margin rate	(238.1)

REDcard Penetration	Three Months Ended
(unaudited)	May 4, 2013
Target Credit Cards	1.0%
Target Debit Card	1.0
Total REDcard Penetration	2.0%

Represents the percentage of Target sales that are paid for using REDcards.

	Number of Stores		Retail Square Feet(a)
Number of Stores and Retail Square Feet	May 4,	February 2,	May 4,	February 2,
(unaudited)	2013	2013	2013	2013
General merchandise stores	24	—	2,832	—

(a) In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
	May 4,	April 28,
(unaudited)	2013	2012	Change
GAAP diluted earnings per share	$0.77	$1.04	(26.0)%
Adjustments	0.28	0.07
Adjusted diluted earnings per share	$1.05	$1.11	(5.0)%

A detailed reconciliation is provided below.

(millions, except per share data) (unaudited)	U.S.	Canadian	Other		Consolidated GAAP Total
Three Months Ended May 4, 2013
Segment profit	$1,239	$(205)	$—		$1,034
Net interest expense	165	19	445	(d)	629
Gain on receivables transaction(a)	—	—	(391)		(391)
Reduction of beneficial interest asset	—	—	17		17
Earnings before income taxes	1,074	(224)	(71)		779
Provision for income taxes(b)	391	(71)	(39	)(e)	281
Net earnings	$683	$(153)	$(32)		$498
Diluted earnings per share(c)	$1.05	$(0.24)	$(0.05)		$0.77
Three Months Ended April 28, 2012
Segment profit	$1,340	$(55)	$—		$1,285
Net interest expense	164	20	—		184
Earnings before income taxes	1,176	(75)	—		1,101
Provision for income taxes(b)	432	(20)	(8	)(e)	404
Net earnings	$744	$(55)	$8		$697
Diluted earnings per share(c)	$1.11	$(0.08)	$0.01		$1.04

Note: Our segment measure of profit is used by management to evaluate the return on our investment and to make operating decisions. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share, which excludes the impact of our 2013 Canadian market entry, adjustments related to the sale of our U.S. credit card receivables portfolio, favorable resolution of various income tax matters and the loss on early retirement of debt. We believe this information is useful in providing period-to-period comparisons of the results of our U.S. operations. The sum of the non-GAAP adjustments may not equal the total adjustment amounts due to rounding.

(a) Represents consideration received from the sale of our U.S. credit card receivables in the first quarter of 2013 in excess of the recorded amount of the receivables. Consideration included a beneficial interest asset of $225 million.

(b) Taxes are allocated to our business segments based on estimated income tax rates applicable to the operations of the segment for the period.

(c) For the three months ended May 4, 2013 and April 28, 2012, average diluted shares outstanding were 649.5 million and 672.4 million, respectively.

(d) Represents the loss on early retirement of debt.

(e) Represents the effect of resolution of income tax matters. The results for the three months ended May 4, 2013 also include a $138 million tax expense for the gain on receivables transaction and the reduction of the beneficial interest asset, and a $176 million tax benefit related to the loss on early retirement of debt.

Subject to reclassification